Filed Pursuant to Rule 433

Registration Nos. 333-263473 and

333-263473-04

*Full Pricing* $522.210MM ($496.098MM offered) Carvana Auto Receivables Trust 2024-P2 (CRVNA 2024-P2)

Joint Bookrunners: Citi (str.), BNP Paribas, and Santander

CL	SIZE(MM)	OFFERED(MM)	WAL*	S/K	P.WIN	E.FINAL	L.FINAL	BENCH	SPREAD	YIELD	CPN	$PX

A1	$56.150	$53.342	0.23	A-1+/K1+	1-5	11/24	06/25	I-Curve	+25	5.646	5.646	100.00000
A2	$161.000	$152.950	1.07	AAA/AAA	5-21	03/26	11/27	I-Curve	+62	5.697	5.63	99.99951
A3	$161.000	$152.950	2.49	AAA/AAA	21-40	10/27	07/29	I-Curve	+75	5.396	5.33	99.98536
A4	$93.800	$89.110	3.98	AAA/AAA	40-57	03/29	06/30	I-Curve	+83	5.270	5.21	99.98912
B	$17.760	$16.872	4.95	AA/AA+	57-62	08/29	08/30	I-Curve	+110	5.443	5.38	99.99016
C	$8.870	$8.426	5.31	A+/A+	62-65	11/29	10/30	I-Curve	+130	5.637	5.57	99.99127
D	$8.630	$8.198	5.41	BBB/BBB+	65-65	11/29	06/31	I-Curve	+185	6.186	6.10	99.96443
N^	$15.000	$14.250	0.29	BB+/BBB	1-7	01/25	06/31	I-Curve	+175	7.140	7.03	99.99839
R	$37.709	$35.82355	20.000

*1.30% ABS to 2% call

^ Based on Case 2 assumptions outlined in the Class N OM

-Deal Summary-

Deal Size : $496.098MM Offered

Exp. Settle : 06/12/2024

First Pay Date : 07/10/2024

Offering Format : A-D: SEC, N: 144A/REG S

ERISA : A-D: Yes, N: No

Exp. Ratings : S / K

Min Denoms : A-D: $1K x $1K, N: $750K x $1K

BBG Ticker : CRVNA 2024-P2

B&D : Citi

-Available Information-

* Preliminary Prospectus, FWP, Preliminary Class N OM and CDI File (attached)

* Intex Deal Name: XCVAR24P2 Password: UK24

* DealRoadshow Link: https://dealroadshow.com ; Entry Code (Case Sensitive): CRVNA24P2

-CUSIPS- A-D: SEC N: 144A/Reg S

A1 14688P AA2

A2 14688P AB0

A3 14688P AC8

A4 14688P AD6

B 14688P AE4

C 14688P AF1

D 14688P AG9

N^ 14688P AH7 / U1471C AA6

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The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the issuer, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146.